Exhibit 99.1

BlackRock, Inc. to Acquire Private Credit Manager Tennenbaum Capital Partners
Strengthens BlackRock’s credit platform to provide more diverse range of solutions for clients
Complementary acquisition assures continuity of TCP leadership, strategy, and products

NEW YORK (April 17, 2018) – BlackRock Inc. (NYSE: BLK) and Tennenbaum Capital Partners, LLC (“TCP”) today announced a definitive agreement under which BlackRock will acquire TCP, a leading manager focused on middle market performing credit and special situation credit opportunities.

The acquisition augments BlackRock’s position as a leading global credit asset manager and advances its goal of providing clients with a diverse range of alternative investment products and solutions to meet their evolving needs.

TCP complements BlackRock’s Global Credit business with seasoned investment talent and a strong long-term track record at a time when clients are increasingly turning to private credit as a higher-yielding alternative to traditional fixed income allocations. A key element of the transaction is the continuity of TCP’s successful senior management team, including all five partners (Lee Landrum, Michael Leitner, Howard Levkowitz, Philip Tseng, and Rajneesh Vig).

The combined platform will merge TCP’s significant experience in private performing credit and special situations investing with BlackRock’s global scale, industry expertise, and portfolio and risk management capabilities. Clients of both firms will benefit from this powerful combination, which will result in enhanced scale and a broader origination network. Together, BlackRock and TCP expect to offer clients a premium and expanded set of private credit investment opportunities.

“Investors seeking to generate incremental returns and portfolio diversification are increasingly turning to private credit where both expertise and platform scale can drive returns,” said Tim O’Hara, Global Co-Head of Credit at BlackRock. “This acquisition will enhance our ability to deliver clients private credit solutions that meet their investment objectives across a range of risks, liquidity, and geographies.”

TCP is based in Los Angeles and has approximately $9 billion of committed client capital as of December 31, 2017. Its more than 80-person team, which will join BlackRock as part of the transaction, has demonstrated strong performance over nearly two decades. TCP currently serves as the investment adviser of TCP Capital Corp. (NASDAQ: TCPC), a business development company. Upon completion of the transaction, TCP is expected to become a wholly-owned subsidiary of BlackRock and, pending the approval of TCP Capital Corp.’s shareholders, remain the investment adviser of TCP Capital Corp. Current members of the TCP team will continue to be responsible for the investments of TCP Capital Corp. and continue to focus on executing the same proven investment strategies and process as they have since TCP Capital Corp.’s inception.

Howard Levkowitz, a Managing Partner of TCP and Chairman and CEO of TCP Capital Corp., said, “We are excited about the growth opportunities for our business as we continue to employ the successful strategy we pioneered nearly two decades ago. Our combination with BlackRock will provide TCPC with increased resources, scale, and market access to continue to build on our long track record in middle market performing credit and to enhance long-term value for our clients and shareholders.”

Michael Leitner, a Managing Partner of TCP, said, “Joining BlackRock’s Global Credit platform presents a unique and compelling opportunity to expand our combined resources. We look forward to collaborating with our new colleagues and leveraging BlackRock’s unparalleled resources to enhance our ability to serve clients and borrowers. We are also excited about the opportunity to be a part of building what we are confident will be the premier business of its kind.”

“We are focused on building a private credit business that seizes on long-term secular trends to deliver for clients the best results across risk spectrums and market cycles,” said James Keenan, Global Co-Head of Credit at BlackRock. “The acquisition of TCP accelerates our growth plans and augments our position as a leading credit asset manager. With its high-quality team, excellent long-term track record across multiple market cycles, diverse expertise, and proven origination capabilities, TCP is the perfect complement to the existing credit business at BlackRock.”

“The acquisition is the next step in BlackRock’s efforts to expand its capabilities and impact of its alternatives business globally. We are focused on delivering a range of products and innovative solutions for clients in need of new sources of return and new ways to manage portfolio allocation and risk,” said David Blumer, Global Head of BlackRock Alternative Investors.

The transaction, which is expected to close in the third quarter of 2018, is subject to customary regulatory and closing conditions. The financial impact of the transaction is not material to BlackRock earnings. Terms were not disclosed.

About BlackRock

BlackRock helps investors build better financial futures. As a fiduciary to our clients, we provide the investment and technology solutions they need when planning for their most important goals. As of March 31, 2018, the firm managed approximately $6.317 trillion in assets on behalf of investors worldwide. For additional information on BlackRock, please visit www.blackrock.com | Twitter: @blackrock | Blog: www.blackrockblog.com | LinkedIn: www.linkedin.com/company/blackrock.

About Tennenbaum Capital Partners

Tennenbaum Capital Partners, LLC ("TCP") is an alternative investment management firm with approximately $9 billion of committed capital focused on direct lending and special situations for middle-market companies. TCP manages funds and accounts on behalf of global institutional investors. It also manages a publicly-traded business development company, TCP Capital Corp. (NASDAQ:TCPC). Since its founding in 1999, TCP has invested approximately $22 billion in over 560 companies. TCP is headquartered in Los Angeles with additional offices in Atlanta, New York and San Francisco. For more information, please visit: www.tennenbaumcapital.com and www.tcpcapital.com.

Contacts:

For BlackRock

Media:
Tara McDonnell
(212) 810-5337
tara.mcdonnell@blackrock.com

Investors:
Tom Wojcik
(212) 810-8127
tom.wojcik@blackrock.com

For Tennenbaum Capital Partners

Media:
Mark Semer	Moira Conlon
Kekst	Financial Profiles
(212) 521-4800	(310) 622-8220

Investors:
Katie McGlynn
(310) 566-1003
investor.relations@tennenbaumcapital.com